Press Release #201102	FOR IMMEDIATE RELEASE	February 2, 2011

Enertopia Announces New Business Division and
Entering into of Letter of Intent

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces that it has created a new business division that will be dedicated to creating value through natural resource acquisitions and exploration.

The Company is pleased to announce that it has entered into a letter of intent (“LOI”) dated January 31, 2011 with 0901502 B.C. Ltd (the “Vendor”) respecting the proposed option to purchase a 100% interest in approximately 1,230 acres of located mining claims in New Mexico, USA. One of these located mining claims is subject to a 1% NSR capped at US $2,000,000 from commercial production from this located mining claim. The Vendor holds the located mining claims (“the Claims”) directly and indirectly through an option agreement between the Vendor and a third party.

Upon execution of the LOI, the Company provided a US$7,500 deposit to the Vendor. In order to earn its 100% interest, the Company is required to make aggregate cash payments of US$590,500 and issue an aggregate of 1,000,000 shares of its common stock over an eight year period.

The proposed transaction remains subject to, among other things, the Company and the Vendor entering into a formal agreement, completion of satisfactory due diligence by the Company and receipt of all requisite regulatory and other approvals. The acquisition is also subject to the Company completing a financing to raise a minimum of $500,000 through the sale of its common shares at a price of $0.10 per share on or before February 28, 2011. There can be no assurance that the acquisition will be completed as proposed or at all.

Investors are cautioned that, except as disclosed in documents provided by the Company which are to be prepared in connection with the acquisition, any information released or received with respect to the acquisition may not be accurate or complete and should not be relied upon. Trading in the securities of the Company should be considered to be highly speculative.

“The ability to enhance shareholder value within the natural resource sector is considerable today,” said Robert McAllister, President. “Whereas very low prices for natural gas have created significant competitive barriers for clean energy projects, prices of many other commodities are at or near record-highs and are offering significant corporate opportunities. Our first priority is to create value for our shareholders and that always remains our focus.”

Enertopia continues to pursue opportunities within the clean energy sector and will maintain those business operations. The Company continues to own interests in clean energy assets and technology that can be applied across many different business sectors.

The transaction constitutes a related party transaction under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions ("MI 61-101") because the transaction involves a party related to the Company. The Company is relying on the “Fair Market Value Not More Than 25% of Market Capitalization” exemption in subsections 5.5(a) and 5.7(1)(a) of MI 61-101 to complete the transaction without obtaining an independent valuation or minority shareholder approval that MI 61-101 would otherwise require.

About Enertopia

Enertopia (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

Media Contact:
Pat Beechinor, Media Relations, Enertopia Corporation
403.463.4119 or beechinor@utopia2030.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements include: (i) the Company creating a new business division focusing on natural resource acquisitions and exploration; (ii) the Company’s proposed acquisition of the Claims; and (iii) the Company’s belief that the ability to enhance shareholder value within the natural resource sector is considerable today. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that a Definitive Agreement to acquire approximately 1,239 acres of located mining claims in New Mexico will be reached or completed.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.